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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                               CONTACT: David S. Hickman
January 25, 2005                                           United Bancorp, Inc.
                                                           517-423-1700


                              UNITED BANCORP, INC.

         TECUMSEH, Mich. -- United Bancorp reports on a very strong fourth quarter and record full year 2004 earnings. Net income for the fourth quarter 2004 was $2,083,844, which is 13.4% higher than the fourth quarter of 2003. Net income for the full year reached $7,653,640, which exceeded the prior year by 3.6%.

         United's record earnings performance was made possible primarily by the strong growth in its business loan portfolio and record fee income from its Trust & Investment Group. The business loan portfolio grew by $54.7 million during the year, an increase of 19.1%. Fee income from the Trust & Investment Group reached a record $4.475 million, a 16.1% increase over 2003.

         The market price of United Bancorp's stock increased 11.75% during 2004, paving the way for a total annual return for the year of 13.9%. Dividends declared during 2004 totaled $1.363 per share, the highest level ever. United's ten-year annual compounded growth rate is 18.7%. Its market capitalization, which measures the value of the company to its shareholders, increased from $140.2 million at the beginning of the year, to $157.8 million at year-end.

         United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The company had assets under management totaling $1.592 billion as of December 31, 2004. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties.





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